UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2019

SENSEONICS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37717	47-1210911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20451 Seneca Meadows Parkway Germantown, MD 20876-7005
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (301) 515-7260

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2019, Senseonics Holdings, Inc. (the “Company”) appointed Jon D. Isaacson as the Company’s Chief Financial Officer, effective immediately (the “Effective Date”). Mr. Isaacson began service as the Company’s principal financial officer and principal accounting officer as of the Effective Date.  As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2018, effective upon the appointment of Mr. Isaacson, R. Don Elsey stepped down from his role as the Company’s Chief Financial Officer.  Mr. Elsey intends to continue his employment with the Company in an advisory role to support the transition and assist with the preparation of the Company’s annual report filings for the year ended December 31, 2018 until his planned retirement on February 28, 2019 or such later date as agreed with the Company.

Prior to joining the Company, Mr. Isaacson, age 48, was the chief financial officer of Edelman Financial Services, LLC, from November 2017 to December 2018.  Prior to that, from November 2002 to January 2017,  Mr. Isaacson was a managing director at American Capital, Ltd., a private equity firm.  While at American Capital, Ltd, Mr. Isaacson led the firm’s East Coast healthcare practice.  Mr. Isaacson holds a Masters of Business Administration from the Stanford Graduate School of Business and Bachelor of Arts from the Johns Hopkins University.

There are no arrangements or understandings between Mr. Isaacson and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Isaacson and any of the Company’s other directors or executive officers.

Employment Agreement with Mr. Isaacson

In connection with his appointment as Chief Financial Officer, Mr. Isaacson and the Company entered into an employment agreement, effective on the Effective Date.

Pursuant to the terms of his employment agreement, Mr. Isaacson is entitled to an annual base salary of $400,000 and is eligible to receive an annual performance bonus of up to 50% of his annual base salary based upon the Company’s board of directors’ assessment of Mr. Isaacson’s performance and the Company’s attainment of targeted goals as set by the board of directors in their sole discretion.  In accordance with the employment agreement, Mr. Isaacson was also awarded an option to purchase 550,000 shares of common stock on January 7, 2019.  25% of the shares subject to the option vest on January 7, 2020 (the first anniversary of the Effective Date) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. Isaacson’s continuous service through each applicable vesting date. If Mr. Isaacson’s employment is terminated by us for reasons other than for cause or if he resigns for good reason (each as defined in his employment agreement), he would be entitled to receive severance payments equal to continued payment of his base salary for one year, a prorated portion of his target bonus for the year in which his service is terminated, employee benefit coverage for up to one year, and reimbursement of expenses owed to him through the date of his termination, subject to his execution of a release and the satisfaction of other specified conditions. If Mr. Isaacson’s employment is terminated by us other than for cause or if he resigns for good reason, within 90 days before or one year after a change in control (as defined in his employment agreement), he would be entitled to the benefits described above, although in lieu of the bonus described above, he would be entitled to 125% of his target bonus, and 100% of his then unvested equity awards would become fully vested. Pursuant to his employment agreement, Mr. Isaacson also entered into a ideas, inventions, competition and confidentiality agreement with the Company.

The foregoing description of Mr. Isaacson’s employment agreement is not complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2019	SENSEONICS HOLDINGS, INC.

	By:	/s/ Timothy T. Goodnow
	Name:	Timothy T. Goodnow
	Title:	President and Chief Executive Officer